    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          MACK-CALI REALTY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                         ------------------------------

                                    MARYLAND
                 (State or Other Jurisdiction of Incorporation)

                                   22-3305147
                    (I.R.S. Employer Identification Number)

                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016
                                 (908) 272-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                ROGER W. THOMAS
                                GENERAL COUNSEL
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016
                                 (908) 272-8000
                           (908) 272-6755 (FACSIMILE)
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:
                          JONATHAN A. BERNSTEIN, ESQ.
                              BLAKE HORNICK, ESQ.
                       PRYOR CASHMAN SHERMAN & FLYNN LLP
                                410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           (212) 326-0806 (FACSIMILE)
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
                                                  AMOUNT TO          AGGREGATE PRICE          AGGREGATE            REGISTRATION
     TITLE OF SHARES TO BE REGISTERED           BE REGISTERED          PER SHARE *         OFFERING PRICE *            FEE
Common Stock ($0.01 par value).............    5,700,000 shares          $30.2188            $172,247,160           $52,196.11

* Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low prices reported in the consolidated reporting system as of January 15, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 25, 1999

PROSPECTUS

                          MACK-CALI REALTY CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                5,700,000 SHARES
                                  COMMON STOCK

                             ---------------------

    Mack-Cali Realty Corporation, a Maryland corporation, is a fully integrated real estate investment trust that manages and conducts its business through Mack-Cali Realty, L.P., a Delaware limited partnership. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to record holders of common stock, as well as to other interested investors. The Dividend Reinvestment and Stock Purchase Plan is a simple, convenient and low-cost means of investing in our common stock.

                                PLAN HIGHLIGHTS

    - You may participate in the Plan if you currently own shares of our common stock. If you do not own any common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with a minimum initial investment of $2,000.

    - Once you are enrolled in the Plan, you may buy additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 50 shares of our common stock.

    - Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $100 to $5,000 per month. In certain instances, however, we may permit greater optional cash investments.

    Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

    Our shares of common stock are traded on the New York Stock Exchange and the Pacific Exchange under the ticker symbol "CLI." The closing price of our common stock on January 22, 1999 was $31.00 per share.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is February   , 1999.

                              SUMMARY OF THE PLAN

    The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

- ENROLLMENT:              You can participate in the Plan if you currently own shares of our common stock by submitting a completed authorization form.
                           You may obtain an authorization form from the Plan's
                           administrator, The Chase Manhattan Bank. Please see Question 6
                           for more detailed information.

- INITIAL INVESTMENT:      If you do not own any shares of our common stock, you can
                           participate in the Plan by making an initial investment in our common stock through the Plan with a minimum initial investment of $2,000. Please see Question 5 for more detailed information.

- REINVESTMENT OF          You can reinvest your cash dividends on all or a portion of your
  DIVIDENDS:               shares of our common stock. You will be able to purchase
                           additional shares of our common stock by reinvesting your
                           dividends, without paying fees. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 50 shares of our common stock. Please see Question 6 for more detailed information.

- OPTIONAL CASH            After you are enrolled in the Plan, you can buy additional shares
  INVESTMENTS:             of our common stock without paying fees. You can invest a minimum of $100 up to a maximum of $5,000 in any one month. Under certain circumstances, we may approve a written request to waive the
                           $5,000 per month maximum amount. Please see Question 6 for more detailed information.

- SOURCE OF SHARES:        The administrator of the Plan will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see Question 8 for more detailed
                           information.

- PURCHASE PRICE:          Under the Plan, with respect to reinvested dividends and optional cash investments of $5,000 or less, the purchase price for shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date, or if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. Please see
                           Question 8 for more detailed information.

                           With respect to optional cash investments of greater than $5,000, the purchase price for newly issued shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date, or if no trading occurs in shares of our common stock on such trading day, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported, less any discount. Please see Question 8 for more detailed information.

                           The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such shares on the relevant investment date. Please see Question 8 for more detailed
                           information.

- TRACKING YOUR            You will receive periodic statements of the transactions made in
  INVESTMENT:              your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your
                           Plan account. Please see Question 14 for more detailed
                           information.

- ADMINISTRATION:          The Chase Manhattan Bank initially will serve as the
                           administrator of the Plan. You should send all correspondence with the administrator to: The Chase Manhattan Bank, c/o
                           ChaseMellon Shareholder Services, L.L.C., P.O. Box 3338, South
                           Hackensack, New Jersey 07606-1938. You may call the Administrator at (888) 816-7320. Please see Question 4 for more detailed information.

                        TERMS AND CONDITIONS OF THE PLAN

    The following constitutes our Dividend Reinvestment and Stock Purchase Plan, as in effect beginning March 1, 1999. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share.

PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

    The primary purpose of the Plan is to give holders of record of common stock and other interested investors a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends in shares of common stock. A secondary purpose of the Plan is to provide us another way to raise additional capital for general corporate purposes through sales of common stock under the Plan.

PARTICIPATION OPTIONS

2.  WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

    Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

    - FULL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least 50 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

    - PARTIAL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on a specified amount of your shares of common stock to purchase additional shares of common stock if you have at least 50 shares of common stock in your Plan account. You must elect to reinvest the dividends on at least 50 shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

    - OPTIONAL CASH INVESTMENTS ONLY. You may make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. You may request, and in certain instances we will approve, a waiver from us permitting you to make optional cash investments in an amount greater than $5,000 per month. See Question 10 to learn how to request such a waiver.

BENEFITS AND DISADVANTAGES

3.  WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

    BENEFITS

    Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

    - There are no costs associated with the Plan that you must pay, except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan. Therefore, you will no longer need to pay brokerage commissions or service fees to purchase common stock. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible).

    - You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends and optional cash investments.

    - You will have the option of having your stock certificates held for safekeeping by the Administrator, insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

    - You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

    - You will have the flexibility of making optional cash investments of $100 to $5,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

    - At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account.

    DISADVANTAGES

    Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

    - We may not offer a discount on purchases of common stock made through dividend reinvestments or optional cash investments, although we reserve the right to offer any such discount in the future.

    - Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

    - Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

    - You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

    - Because the Administrator of the Plan will buy shares of common stock for your account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

    - Sales of shares of common stock held in your Plan account may be delayed.

    - We will not pay interest on funds that we hold pending reinvestment or investment.

    - You may not pledge shares of common stock deposited in your Plan account unless you withdraw such shares from the Plan.

ADMINISTRATION

4.  WHO WILL ADMINISTER THE PLAN?

    ADMINISTRATOR. The Chase Manhattan Bank, or such other entity as we may designate, will serve as the Administrator of the Plan. ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide certain administrative support to the Administrator. The Administrator (i) acts as your agent, (ii) keeps records of all Plan accounts, (iii) sends your account statements to you, (iv) buys and sells, at your direction, all shares of common stock under the Plan, and (v) performs other duties relating to the Plan. You should send all correspondence with the Administrator to:

                            The Chase Manhattan Bank
                  c/o ChaseMellon Shareholder Services, L.L.C.
                                 P.O. Box 3338
                    South Hackensack, New Jersey 07606-1938
                           Telephone: (888) 816-7320

    SUCCESSOR TO ADMINISTRATOR. We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either such case, we will appoint a successor Administrator, and will notify you of such change.

PARTICIPATION

    For purposes of this section, we generally have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own (for example, the shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.

5.  WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    You may participate in the Plan if you meet the following requirements:

    MINIMUM OWNERSHIP INTEREST. You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you either should (1) direct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name, using the enclosed Direct Registration Transfer Instruction Form or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, using the enclosed Broker and Nominee Form.

    There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least 50 shares of common stock in your Plan account.

    If you are an interested investor who is not yet a shareholder, you initially can purchase from us at least $2,000 of common stock in order to participate in the Plan. This initial purchase will enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. You may purchase shares of common stock pursuant to this paragraph in the manner set forth in Question 8.

    NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE. You may not transfer your right to participate in the Plan to another person.

    FOREIGN LAW RESTRICTIONS. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

    EXCLUSION FROM PLAN FOR SHORT-TERM TRADING. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

    EXCLUSION FROM PLAN AT OUR ELECTION. Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.

ENROLLMENT

6.  HOW DO I ENROLL IN THE PLAN?

    If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.

    THE AUTHORIZATION FORM. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to join the Plan at any time.

    However, if you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you must either (1) instruct your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see "The Broker and Nominee Form" below for more information) or (2) sign and return the enclosed Authorization Form and instruct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name using the enclosed Direct Registration Transfer Instruction Form.

    If you are an interested investor who is not presently our shareholder, but you desire to participate in the Plan by making an initial purchase from us of at least $2,000 of common stock, you may join the Plan by signing an Authorization Form and forwarding it, together with such funds, to the Administrator. You may obtain an Authorization Form at any time by writing to the Administrator at the address set forth in Question 4.

    CHOOSING YOUR INVESTMENT OPTION. When completing the Authorization Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

    - "Full Dividend Reinvestment"--This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. To participate in the full dividend reinvestment feature of the Plan, you must hold a minimum of 50 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

    - "Partial Dividend Reinvestment"--This option directs the Administrator to reinvest cash dividends paid on a specified amount of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. To participate in the partial dividend reinvestment feature of the Plan, you must hold a minimum of 50 shares of common stock in your Plan account, and you must elect to reinvest the dividends on at least 50 shares of common stock. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

    - "Optional Cash Investments Only"--This option permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan.

    You should choose your investment option by checking the appropriate box on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name, provided that you are the registered holder of at least 50 shares of common stock. If you are not the registered holder of at least 50 shares of common stock, the Administrator will choose the "Optional Cash Investments Only" option.

    The Administrator automatically will reinvest all cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

    CHANGING YOUR INVESTMENT OPTION. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any such change at least three business days before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least five business days before the record date for a dividend payment in order to reinvest for such new number of shares on the next Investment Date.

    THE BROKER AND NOMINEE FORM. If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete a Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares are held, holding your common stock in the name of a major securities depository, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your shares are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your shares are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your shares are held must have submitted a completed Authorization Form on your behalf.

    The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable record date or the optional cash investment will not be invested until the following Investment Date.

7.  WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

    The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Authorization Form, provided it receives such Authorization Form at least three business days before the record date set for the related dividend payment.

    If you choose the optional cash investments only option and wish to invest $5,000 or less in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Authorization Form and the good funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the fifth business day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the fifth business day indicated above but before such Investment Date, then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please see the provisions of Question 10 if you wish to invest more than $5,000.

    Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

PURCHASES

8.  HOW ARE SHARES PURCHASED UNDER THE PLAN?

    INITIAL PURCHASE OF COMMON STOCK. If you are an interested investor who is not yet our stockholder, then you initially may direct the Administrator to purchase for your account at least $2,000 worth of common stock, thus making you eligible to participate in the Plan. You should send, together with your Authorization Form, a check or money order (payable to The Chase Manhattan Bank) in an amount from $2,000 to $5,000 to the Administrator at the address set forth in Question 4. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.

    SOURCE OF THE SHARES OF COMMON STOCK. The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued shares of common stock directly from us or shares of common stock on the open market or in privately negotiated transactions with third parties, or a combination of both, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock (including shares held in our treasury, if any).

    INVESTMENT DATES. When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Investment Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment or optional cash investments of $5,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day (as defined below) of any month in which we do not pay a cash dividend.

    If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $5,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be ten (10) Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth ( 1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below.

    The "Pricing Period" is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. A "trading day" is a day on which trades in common stock are reported on the New York Stock Exchange. See "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus for a list of the expected Pricing Period commencement and conclusion dates.

    If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical after the applicable Investment Date.

    In the past, record dates for dividends have preceded the dividend payment dates by approximately three weeks. We historically have paid dividends on or about the fifteenth business day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

    We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

    PRICE OF SHARES OF COMMON STOCK. If the Administrator purchases shares of common stock directly from us, then with respect to reinvested dividends and optional cash investments of $5,000 or less, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales price for a share of common stock reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to seven decimal places, if necessary.

    If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments of greater than $5,000, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each Investment Date, or, if no trading occurs in shares of common stock on such trading day, the first trading day immediately preceding the Investment Date for which trades are reported, computed up to seven decimal places, if necessary.

    If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

    NUMBER OF SHARES TO BE PURCHASED. If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (i) the dividend on all shares of common stock (including fractional shares) held in your Plan account for which you have requested dividend reinvestment and (ii) any optional cash investments to be made as of that Investment Date.

    If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

    As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the seventh decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

    ADMINISTRATOR'S CONTROL OF PURCHASE TERMS. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

    - the exact timing of open market purchases;

    - the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

    - the prices for the shares of common stock that the Administrator pays;

    - the markets on which the Administrator makes such purchases; and

    - the persons (including brokers and dealers) from or through which the Administrator makes such purchases.

    COMMINGLING OF FUNDS. When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9.  HOW DO I MAKE OPTIONAL CASH INVESTMENTS?

    You may make optional cash investments at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common stock,
(2) an interested investor who has purchased from us at least $2,000 of common stock or (3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

    INITIAL OPTIONAL CASH INVESTMENTS. You may make an initial optional cash investment when enrolling in the Plan by sending your properly completed Authorization Form and a check or money order (payable to The Chase Manhattan
Bank) in an amount from $100 to $5,000 to the Administrator at the address set forth in Question 4 by the close of the fifth business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $5,000 in any month.

    SUBSEQUENT OPTIONAL CASH INVESTMENTS. Once you enroll in the Plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to The Chase Manhattan Bank) in an amount from $100 to $5,000 to the Administrator at the address set forth in Question 4 by the close of the fifth business day preceding an Investment Date.

    If you are a beneficial owner of common stock, you (through your broker, bank or other nominee) must make all optional cash investments through the use of a Broker and Nominee Form. See Question 6.

    The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the fifth business day before an Investment Date and before the next Investment Date. The Administrator will invest such held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, then the Administrator will return such funds to you, without interest.

    MINIMUM AND MAXIMUM LIMITS. For any Investment Date that you choose to make an optional cash investment, you must invest at least $100 but not more than $5,000. You may invest an amount greater than $5,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

    ITEMS TO REMEMBER WHEN MAKING OPTIONAL CASH INVESTMENTS. When making your optional cash investment, you should consider the following:

    - All optional cash investments must equal at least $100 but not more than $5,000 per month;

    - You do not have to make an optional cash payment in any month;

    - You do not have to send the same amount of cash payment each month;

    - You must make all optional cash investments in United States dollars; and

    - You must send optional cash investments in the form of a check or money order payable to The Chase Manhattan Bank. Do not send cash.

    REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS. To obtain a refund of optional cash investments which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question
4. The Administrator must receive your request no later than five business days prior to the Investment Date in order to refund your money for such Investment Date.

    INTEREST ON OPTIONAL CASH INVESTMENTS. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the fifth business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10. HOW DO I MAKE AN OPTIONAL CASH INVESTMENT OVER THE MAXIMUM MONTHLY AMOUNT?

    If you wish to make an optional cash investment in excess of $5,000 for any Investment Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should complete the enclosed Request For Waiver Form and send it to our Chief Financial Officer via facsimile at (908) 272-6755 no later than two (2) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $5,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Please see Question 9 for other provisions relating to optional cash investments.

    We have the sole discretion to approve any request to make an optional cash investment in excess of the $5,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

    - whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

    - our need for additional funds;

    - our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

    - the purchase price likely to apply to any sale of common stock;

    - the extent and nature of your prior participation in the Plan;

    - the number of shares of common stock you hold of record; and

    - the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

    If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

    MINIMUM WAIVER PRICE. We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

    We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

    In addition, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth ( 1/10) of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths ( 2/10) (or 20%) of such optional cash investment to you without interest.

    The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Chief Financial Officer on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus) at (908) 272-8000 to learn whether we have set a Minimum Waiver Price for that Pricing Period.

    WAIVER DISCOUNT. We may, at our sole discretion, grant a discount on the purchase of shares of common stock under the Plan to any person who purchases in excess of $5,000 of common stock in one month pursuant to an approved request for waiver. Such discount may be between 0% and 3%, inclusive, of the market price of the common stock. We will determine whether to set a Waiver Discount, and, if so, its amount, at least three business days before the first day of a Pricing Period. We do not presently intend to offer such a discount, and we cannot guarantee that we ever will do so.

    Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Chief Financial Officer on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B attached to this prospectus) at (908) 272-8000 to learn whether we have set a Waiver Discount for that Pricing Period.

11. WHAT IF I HAVE MORE THAN ONE ACCOUNT?

    For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

    For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

12. WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

    SAFEKEEPING OF CERTIFICATES. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.

    You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

    You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

    To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

    ISSUANCE OF CERTIFICATES. Upon your written request to the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

    EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME. If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

    - If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name; and

    - If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on such shares registered in your name.

    TRANSFER RESTRICTIONS. You may not pledge, sell or otherwise transfer shares of common stock credited to your Plan account. If you wish to pledge, sell or transfer such shares, you must first request that we issue a certificate for such shares in your name.

SALE OF SHARES

13. HOW DO I SELL SHARES?

    SALE OF SHARES HELD IN YOUR ACCOUNT. You may request in writing at any time that the Administrator sell all or any part of the shares of common stock held in your Plan account. After receipt of your written request, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. The Administrator must receive your written instructions at least 48 hours prior to the sale. The Administrator will sell shares at least once per week at then current market prices through one or more brokerage firms.

    If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you maintain the 50 share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

    COSTS OF SELLING SHARES. The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

    SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your account.

    TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to rejoin the Plan.

REPORTS

14. HOW WILL I KEEP TRACK OF MY INVESTMENTS?

    Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

    - total cash dividends received;

    - total optional cash investments received;

    - total number of shares of common stock purchased (including fractional shares);

    - price paid per share of common stock;

    - date of stock purchases; and

    - total number of shares of common stock in your Plan account.

    You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

WITHDRAWAL

15. HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

    HOW TO WITHDRAW FROM THE PLAN. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide written notice instructing the Administrator to terminate your account. The Administrator must receive such written notice before the close of business on the record date for any dividend payment in order to terminate your account prior to such dividend payment date.

    COSTS OF WITHDRAWING FROM THE PLAN. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

    ISSUANCE OF STOCK CERTIFICATES UPON WITHDRAWAL FROM PLAN. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account, we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the Plan.

    SELLING SHARES UPON WITHDRAWAL FROM PLAN. As an alternative to receiving stock certificates, upon termination of your Plan account you may request in writing that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue to you certificates for the remaining shares. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes.

    REJOINING THE PLAN AFTER WITHDRAWAL. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

TAXES

16. WHAT ARE SOME OF THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

    The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

    REINVESTMENT OF DIVIDENDS PAID ON SHARES OF COMMON STOCK. With respect to shares of common stock that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution (with respect to common stock) equal to the fair market value on the Investment Date of the common stock credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of shares of common stock under the Plan), even though you will not receive such distribution in cash. With respect to shares of common stock that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for such shares of common stock, plus your pro rata portion of any brokerage and related costs incurred by us or the Administrator to purchase such shares. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount distributed by us exceeds our current and accumulated earnings and profits, the distribution will next be treated as a return of capital to you to the extent of your basis in your shares of common stock, with any excess being taxable to you as gain from the sale of shares of common stock. If you are a corporation, then the distributions that you receive from us which are taxable as dividends will not be eligible for the dividends received deduction.

    All costs of administering the Plan, except for costs related to your voluntary selling of shares of common stock and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, since the private letter ruling was not issued to us, we can not rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of such costs as constituting a taxable distribution to you (and/or a distribution which reduces the basis in your shares of common stock). For this or other reasons, we may in the future take a different position with respect to such costs.

    Your tax basis in the shares of common stock acquired for your Plan account generally will equal the total amount of dividends you are treated as receiving (as described above). Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

    OPTIONAL CASH INVESTMENTS. If you make an optional cash investment in the Plan (whether under the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option, or the Optional Cash Investments Only option), you will not be treated for federal income tax purposes as having received income by virtue of the purchase of shares of common stock with the optional cash investment. However, if you make an optional cash investment in the Plan, you will be treated as receiving a cash dividend equal to a pro rata share of any brokerage commissions or other related charges that we or the Administrator pay in connection with the Administrator's purchase of shares of common stock on your behalf on the open market. Such dividends would be taxable income or gain or may reduce basis in shares of common stock (or some combination thereof) under the rules described above under "Reinvestment of Dividends Paid on Shares of Common Stock."

    Your tax basis in the shares of common stock acquired through an optional cash investment under the Plan generally will equal the amount of your optional cash investment plus, if applicable, any deemed dividends on account of your pro rata portion of any brokerage commissions or other related charges incurred by us or the Administrator to purchase such shares on the open market. Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

    BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES. We or the Administrator may be required to deduct as "backup withholding" thirty-one percent (31%) of the dividends that we pay to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the

Administrator may be required to deduct backup withholding from the proceeds of sales of shares of common stock held in your Plan account. You will be subject to backup withholding if:

    - you fail to properly furnish us and the Administrator with your correct tax identification number, or "TIN;"

    - the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

    - the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

    - when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

    Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will be creditable against your income tax liability.

    DISPOSITION. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether such shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

    EXCEEDING THE OWNERSHIP LIMITATION SET FORTH IN OUR ARTICLES OF INCORPORATION. For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (the "Closely-Held Requirement"), and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "100 Shareholder Requirement"). Because we expect to continue to qualify as a real estate investment trust, our articles of incorporation contain an ownership restriction (the "Ownership Limitation"), which is intended to help ensure compliance with these requirements, that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than
9.8 percent by value of our outstanding capital stock. Our board of directors may exempt a stockholder from the Ownership Limitation if such stockholder presents evidence satisfactory to the board of directors or our tax counsel that the ownership by such stockholder will not then or in the future jeopardize our status as a real estate investment trust. As a condition of such exemption, a stockholder must give us written notice of the proposed transaction and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require, no later than the 15th day prior to any transaction which, if consummated, would result in such stockholder having the direct or beneficial ownership of shares in excess of the Ownership Limitation. The Ownership Limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a real estate investment trust.

    Any purchase of shares of our common stock under the Plan, whether through the reinvestment of dividends or optional cash investments, is subject to being voided, AB INITIO, in the event that such purchase would result in a violation of the Ownership Limitation, Closely-Held Requirement or 100 Shareholder Requirement. If your purchase is voided, then you will receive either the dividends that were to be reinvested in cash and/or a refund of your optional cash payment (in either case without interest).

OTHER PROVISIONS

17. HOW CAN I VOTE MY SHARES?

    We will send you proxy materials for any meeting of shareholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of shareholders.

18. WHAT ARE THE COSTS OF THE PLAN?

    We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will be responsible for any fees payable in connection with your sale of shares or voluntary withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

19. WHAT ARE YOUR AND THE ADMINISTRATOR'S RESPONSIBILITIES?

    We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.

    We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or shareholders shall have any personal liability under the Plan.

20. HOW WILL A STOCK SPLIT OR A RIGHTS OFFERING AFFECT MY PLAN ACCOUNT?

    EFFECT OF A STOCK SPLIT. We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional shares of common stock. In order for the Administrator to calculate the number of shares to be added to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

    EFFECT OF A RIGHTS OFFERING. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of shares of common stock, we will transfer the rights attributable to whole shares of common stock held in your Plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional shares of common stock and will treat the proceeds as optional cash payments on the next Investment Date. In order for the Administrator to calculate the rights allocable to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

21. CAN I PLEDGE MY SHARES UNDER THE PLAN?

    You may not pledge any shares of common stock credited to your Plan account. Any such pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw such shares from the Plan. See Question 13 to learn how to sell your shares under the Plan.

22. HOW CAN I TRANSFER MY SHARES?

    You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares.

    You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

23. CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

    Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

24. WHAT HAPPENS IF YOU TERMINATE THE PLAN?

    If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

25. ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

    Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan.

26. HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

    We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.

27. WHAT LAW GOVERNS THE PLAN?

    The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

28. WHERE WILL NOTICES BE SENT?

    The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

        (1) Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1997, as amended by Form 10-K/A dated August 5, 1998;

        (2) Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 1998, as amended by Form 10-Q/A dated June 9, 1998, and for the fiscal quarters ended June 30, 1998 and September 30, 1998;

        (3) Current Reports on Form 8-K (File No. 1-13274) dated January 16, 1998; June 12, 1998, as amended by Form 8-K/A dated June 12, 1998; and December 16, 1998;

        (4) Proxy Statement relating to our Annual Meeting of Stockholders held on May 21, 1998; and

        (5) The description of our common stock and the description of certain provisions of the laws of the State of Maryland and our articles of incorporation and bylaws, both contained in our Registration Statement on Form 8-A, dated August 9, 1994.

    You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                          Mack-Cali Realty Corporation

                         Investor Relations Department

                               11 Commerce Drive

                        Cranford, New Jersey 07016-3501

                                 (908) 272-8000

                           (908) 272-6755 (Facsimile)

    You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                 INFORMATION ABOUT MACK-CALI REALTY CORPORATION

    We, Mack-Cali Realty Corporation, a Maryland corporation, are a fully-integrated, self-administered and self-managed real estate investment trust, or "REIT." We are one of the largest equity REITs in the United States. We own predominantly Class A office and office/flex properties primarily located in the northeast and southwest. Mack-Cali Realty, L.P., a Delaware limited partnership, conducts substantially all of our operations relating to such properties.

    As of September 30, 1998, we owned and operated, directly or indirectly, 247 properties plus developable land, aggregating approximately 27.6 million square feet. Our properties include 235 office and office/flex properties totaling approximately 27.2 million square feet, six industrial/warehouse properties containing an aggregate of approximately 387,400 square feet, two multi-family residential properties consisting of 453 units, two stand-alone retail properties and two land leases. Our 235 office and office/flex properties are comprised of 156 office properties containing an aggregate of approximately 23.1 million square feet and 79 office/flex properties containing an aggregate of approximately 4.1 million square feet.

    We believe that our properties have excellent locations and access and are well-maintained and professionally managed. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of September 30, 1998, over 2,300 tenants leased approximately 96.1 percent of the office, office/flex and industrial/warehouse properties.

    Our strategy is to acquire, develop and own office properties in markets and sub-markets where we are, or can become, a significant and preferred owner and operator. We will continue this strategy by expanding, primarily through acquisitions, into markets and sub-markets where we have, or can achieve, similar status. Because rental and occupancy rates in office buildings in such markets and sub-markets continue to increase, we believe that such markets and sub-markets present significant opportunities for growth. We also may develop properties in such markets and sub-markets, particularly with a view towards potential utilization of certain vacant land recently acquired or on which we hold options. We believe that our extensive market knowledge gives us a significant competitive advantage, which is further enhanced by our strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to our senior management.

    Consistent with our growth strategy, in December 1997, we acquired 54 Class A office properties, aggregating approximately 9.2 million square feet, from The Mack Company and Patriot American Office Group. We acquired such properties for a total cost of approximately $1.1 billion. In connection with such transaction,
(1) we became associated with respected names in the real estate business, including William L. Mack and Mitchell E. Hersh; (2) we changed our name from "Cali Realty Corporation" to "Mack-Cali Realty Corporation" and (3) Mack-Cali Realty, L.P. changed its name from "Cali Realty, L.P." to "Mack-Cali Realty, L.P." Also, in January 1997, we acquired 65 properties, aggregating approximately 4.1 million square feet, from the Robert Martin Company, LLC and its affiliates. We acquired all 65 properties for a total cost of approximately $450.0 million.

    In 1994, we succeeded to the business of Cali Associates. John J. Cali, Angelo R. Cali and Edward Leshowitz, the founders of Cali Associates, have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in northern and central New Jersey for over 40 years. Our founders primarily have been focusing on office building development and acquisitions for the past twenty years. In addition to our founders, we and our predecessors generally have employed our current executive officers for an average of approximately nine years. We and our predecessors have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

    We were incorporated under the laws of the State of Maryland on May 24, 1994. Our executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016. Our general information telephone number is (908) 272-8000. Our internet website address is http://www.mack-cali.com.

                                USE OF PROCEEDS

    We will receive proceeds from the sale of shares of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of shares of common stock that the Administrator purchases directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock or the prices of such shares that we will sell in connection with the Plan.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the above provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

    Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. Such shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange and the Pacific Exchange.

    Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things, (i) whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties; (ii) our need for additional funds; (iii) our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds; (iv) the purchase price likely to apply to any sale of common stock; (v) the extent and nature of your prior participation in the Plan; (vi) the number of shares of common stock you hold of record; and
(vii) the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted. We may sell shares of common stock through the Plan to persons who, in connection with the resale of such shares, may be considered underwriters. We will not give any such person any rights or privileges other than those that such person would be entitled to as a participant under the Plan. We will not enter into any agreement with any such person regarding such person's purchase, resale or distribution of shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

    Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                 LEGAL MATTERS

    Our counsel, Pryor Cashman Sherman & Flynn LLP, New York, New York, and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, each will issue an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered pursuant to the Plan.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated January 16, 1998, has been so incorporated in reliance on the reports of Schonbraun Safris McCann Bekritsky, & Co., LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements for Prudential Business Campus and for Morris County Financial Center incorporated in this prospectus by reference to our Current Report on Form 8-K dated June 12, 1998, as amended by Form 8-K/A dated June 12, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements, except for Prudential Business Campus and Morris County Financial Center, incorporated in this prospectus by reference to our Current Report on Form 8-K dated June 12, 1998, as amended by Form 8-K/A dated June 12, 1998, have been so incorporated in reliance on the reports of Schonbraun Safris McCann Bekritsky, & Co., LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                       EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors..................................  No Charge

Initial Purchase of Shares........................................  No Charge

Sale of Shares (partial or full)*
  Transaction Fee.................................................  $15.00 per sale transaction
  Trading Fee.....................................................  $0.12 per share

Reinvestment of Dividends.........................................  No Charge

Optional Cash Purchases...........................................  No Charge

Gift or Transfer of Shares........................................  No Charge

Safekeeping of Stock Certificates.................................  No Charge

Certificate Issuance..............................................  No Charge

Returned Checks for Insufficient Funds............................  $25.00 per item

Duplicate Statements
  Current Year....................................................  No Charge
  Prior Year(s)...................................................  $20.00 per year requested

------------------------

*The Administrator will deduct the applicable fees from the proceeds of a sale.

WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

                                                                       EXHIBIT B

                          CALENDAR OF EXPECTED EVENTS

OPTIONAL CASH INVESTMENTS OF $5,000 OR LESS

    OPTIONAL CASH INVESTMENT
          DUE DATE(1)                     INVESTMENT DATE
--------------------------------  --------------------------------
         March 26, 1999                    March 31, 1999
       April 27, 1999 (2)                April 30, 1999 (2)
          May 25, 1999                      May 28, 1999
         June 25, 1999                     June 30, 1999
       July 27, 1999 (2)                 July 30, 1999 (2)
        August 26, 1999                   August 31, 1999
       September 27, 1999                September 30, 1999
      October 26, 1999 (2)              October 29, 1999 (2)
       November 24, 1999                 November 30, 1999
       December 28, 1999                 December 31, 1999
      January 26, 2000 (2)              January 31, 2000 (2)
       February 24, 2000                 February 29, 2000
         March 28, 2000                    March 31, 2000
       April 25, 2000 (2)                April 28, 2000 (2)
          May 25, 2000                      May 31, 2000
         June 27, 2000                     June 30, 2000
       July 26, 2000 (2)                 July 31, 2000 (2)
        August 28, 2000                   August 31, 2000
       September 26, 2000                September 29, 2000
      October 26, 2000 (2)              October 31, 2000 (2)
       November 27, 2000                 November 30, 2000
       December 26, 2000                 December 29, 2000

------------------------

(1) Optional cash investments of $5,000 or less are due three business days before the Investment Date.

(2) Based upon our historical dividend payment dates, we may pay dividends in this month. If our board of directors declares such dividend payments for this month, then the Investment Date will be the dividend payment date in this month, and the Optional Cash Investment Due Date will be adjusted accordingly.

OPTIONAL CASH INVESTMENTS OF GREATER THAN $5,000

   MINIMUM WAIVER PRICE/            OPTIONAL CASH               PRICING PERIOD
      WAIVER DISCOUNT                INVESTMENT                  COMMENCEMENT                PRICING PERIOD
       SET DATE (1)                  DUE DATE(2)                    DATE(3)                  CONCLUSION DATE
---------------------------  ---------------------------  ---------------------------  ---------------------------
      March 15, 1999               March 17, 1999               March 18, 1999               March 31, 1999
    April 14, 1999 (4)           April 16, 1999 (4)           April 19, 1999 (4)           April 30, 1999 (4)
       May 12, 1999                 May 14, 1999                 May 17, 1999                 May 28, 1999
       June 14, 1999                June 16, 1999                June 17, 1999                June 30, 1999
     July 14, 1999 (4)            July 16, 1999 (4)            July 19, 1999 (4)            July 30, 1999 (4)
      August 13, 1999              August 17, 1999              August 18, 1999              August 31, 1999
    September 14, 1999           September 16, 1999           September 17, 1999           September 30, 1999
   October 13, 1999 (4)         October 15, 1999 (4)         October 18, 1999 (4)         October 29, 1999 (4)
     November 11, 1999            November 15, 1999            November 16, 1999            November 30, 1999
     December 14, 1999            December 16, 1999            December 17, 1999            December 31, 1999
   January 12, 2000 (4)         January 14, 2000 (4)         January 18, 2000 (4)         January 31, 2000 (4)
     February 10, 2000            February 14, 2000            February 15, 2000            February 29, 2000
      March 15, 2000               March 17, 2000               March 20, 2000               March 31, 2000
    April 11, 2000 (4)           April 13, 2000 (4)           April 14, 2000 (4)           April 28, 2000 (4)
       May 12, 2000                 May 16, 2000                 May 17, 2000                 May 31, 2000
       June 14, 2000                June 16, 2000                June 19, 2000                June 30, 2000
     July 13, 2000 (4)            July 17, 2000 (4)            July 18, 2000 (4)            July 31, 2000 (4)
      August 15, 2000              August 17, 2000              August 18, 2000              August 31, 2000
    September 13, 2000           September 15, 2000           September 18, 2000           September 29, 2000
   October 13, 2000 (4)         October 17, 2000 (4)         October 18, 2000 (4)         October 31, 2000 (4)
     November 13, 2000            November 15, 2000            November 16, 2000            November 30, 2000
     December 12, 2000            December 14, 2000            December 15, 2000            December 29, 2000

------------------------

(1) The Minimum Waiver Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period. The Minimum Waiver Price and Waiver Discount only apply to purchases made pursuant to an approved Request for Waiver.

(2) Optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

(3) The Pricing Period relating to optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver will be the ten consecutive trading days ending on either (a) the dividend payment date during any month in which we pay a cash dividend or (b) the last trading day of any month in which we do not pay a cash dividend.

(4) Based upon our historical dividend payment dates, we may pay dividends in this month. If our board of directors declares such dividend payments for this month, then the Pricing Period Conclusion Date will be the dividend payment date in this month, and the Minimum Waiver Price/ Waiver Discount Set Date, Optional Cash Investment Due Date and Pricing Period Commencement Date will be adjusted accordingly.

                              U.S. EQUITY MARKETS
                                 CLOSED IN 1999

New Years Day...............................................................       January 1
Martin Luther King Jr. Day..................................................      January 18
Presidents Day..............................................................     February 15
Good Friday.................................................................         April 2
Memorial Day................................................................          May 31
Independence Day............................................................         July 5*
Labor Day...................................................................     September 6
Thanksgiving Day............................................................     November 25
Christmas Day...............................................................    December 24*

------------------------

*   Observed

                               U.S EQUITY MARKETS
                                 CLOSED IN 2000

New Years Day...............................................................      January 1*
Martin Luther King Jr. Day..................................................      January 17
Presidents Day..............................................................     February 21
Good Friday.................................................................        April 21
Memorial Day................................................................          May 29
Independence Day............................................................          July 4
Labor Day...................................................................     September 4
Thanksgiving Day............................................................     November 23
Christmas Day...............................................................     December 25

------------------------

* New Years Day 2000 falls on a Saturday. The Exchange will be open for regular trading hours on Friday, December 31, 1999 and Monday, January 3, 2000.

                               U.S EQUITY MARKETS
                                 CLOSED IN 2001

New Years Day...............................................................       January 1
Martin Luther King Jr. Day..................................................      January 15
Presidents Day..............................................................     February 19
Good Friday.................................................................        April 13
Memorial Day................................................................          May 28
Independence Day............................................................          July 4
Labor Day...................................................................     September 3
Thanksgiving Day............................................................     November 22
Christmas Day...............................................................     December 25

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------

Summary of the Plan.............................          2
Terms and Conditions of the Plan................          4
Where You Can Find More Information.............         21
Incorporation of Certain Documents By
  Reference.....................................         21
Information About Mack-Cali Realty
  Corporation...................................         22
Use of Proceeds.................................         23
Indemnification for Securities Act
  Liabilities...................................         23
Plan of Distribution............................         23
Legal Matters...................................         24
Experts.........................................         24
Exhibit A.......................................        A-1
Exhibit B.......................................        B-1

                                5,700,000 SHARES

                          MACK-CALI REALTY CORPORATION
                                  COMMON STOCK

                             Offered by the Company
                           to its shareholders solely
                             in connection with its
                                    DIVIDEND
                                REINVESTMENT AND
                                 STOCK PURCHASE
                                      PLAN

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               FEBRUARY    , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fee...............................................  $52,196.11
Legal Fees and Expenses........................................   50,000.00
Accounting Fees and Expenses...................................   15,000.00
Printing and Engraving Fees....................................   10,000.00
Miscellaneous..................................................    3,000.00
                                                                 ----------
      Total....................................................  $130,196.11
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our officers and directors are indemnified under Maryland law, the articles of incorporation and the Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. (the "Partnership Agreement of Mack-Cali Realty, L.P."), against certain liabilities. The articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The bylaws contain provisions which implement the indemnification provisions of the articles of incorporation.

    The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of our articles of incorporation shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits us to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

    The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation contain a provision consistent with the MGCL. No amendment of the articles of incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

    The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our articles of incorporation, and limits the liability of us and our officers and directors to Mack-Cali

Realty, L.P. and its partners to the same extent liability of our officers and directors to our stockholders is limited under our articles of incorporation.

    In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

    We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of the articles of incorporation and the bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

ITEM 16. EXHIBITS.

 EXHIBIT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
4.1        Form of Common Stock certificate(1)

5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the common stock being registered

8.1        Opinion of Pryor Cashman Sherman & Flynn LLP regarding tax matters

23.1       Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)

23.2       Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 8.1)

23.3       Consent of PricewaterhouseCoopers, LLP

23.4       Consent of Schonbraun Safris McCann Bekritsky & Co., L.L.C.

99.1       Form of Authorization Form

99.2       Form of Request for Waiver Form

99.3       Form of Broker and Nominee Form

99.4       Form of Direct Registration Transfer Instruction Form

------------------------

(1) Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed with the Commission on January 16, 1998.

ITEM 17. UNDERTAKINGS.

    We, the undersigned Registrant, hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    We hereby further undertake that:

        (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 25th day of January, 1999.

                                MACK-CALI REALTY CORPORATION

                                By:              /s/ THOMAS A. RIZK
                                     -----------------------------------------
                                                   Thomas A. Rizk
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger W. Thomas or Barry Lefkowitz or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ THOMAS A. RIZK        Chief Executive Officer,     January 25, 1999
------------------------------    and Director
        Thomas A. Rizk

    /s/ MITCHELL E. HERSH       President, Chief Operating   January 25, 1999
------------------------------    Officer and Director
      Mitchell E. Hersh

     /s/ BARRY LEFKOWITZ        Executive Vice President     January 25, 1999
------------------------------    and Chief Financial
       Barry Lefkowitz            Officer

       /s/ JOHN J. CALI         Chairman of the Board        January 25, 1999
------------------------------
         John J. Cali

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ WILLIAM L. MACK        Director                     January 25, 1999
------------------------------
       William L. Mack

     /s/ BRENDAN T. BYRNE       Director                     January 25, 1999
------------------------------
       Brendan T. Byrne

     /s/ MARTIN D. GRUSS        Director                     January 25, 1999
------------------------------
       Martin D. Gruss

     /s/ JEFFREY B. LANE        Director                     January 25, 1999
------------------------------
       Jeffrey B. Lane

      /s/ EARLE I. MACK         Director                     January 25, 1999
------------------------------
        Earle I. Mack

     /s/ PAUL A. NUSSBAUM       Director                     January 25, 1999
------------------------------
       Paul A. Nussbaum

   /s/ ALAN G. PHILIBOSIAN      Director                     January 25, 1999
------------------------------
     Alan G. Philibosian

      /s/ IRVIN D. REID         Director                     January 25, 1999
------------------------------
        Irvin D. Reid

       /s/ VINCENT TESE         Director                     January 25, 1999
------------------------------
         Vincent Tese

     /s/ MARTIN S. BERGER       Director                     January 25, 1999
------------------------------
       Martin S. Berger

                                 EXHIBIT INDEX

                                                                                                           SEQUENTIALLY
  EXHIBIT                                                                                                    NUMBERED
    NO.                                              DESCRIPTION                                               PAGE
-----------  --------------------------------------------------------------------------------------------  -------------

       4.1   Form of Common Stock certificate(1).........................................................

       5.1   Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the common stock being registered..........................................................................

       8.1   Opinion of Pryor Cashman Sherman & Flynn LLP regarding tax matters..........................

      23.1   Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).........

      23.2   Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 8.1)..............

      23.3   Consent of PricewaterhouseCoopers, LLP......................................................

      23.4   Consent of Schonbraun Safris McCann Bekritsky & Co., L.L.C..................................

      99.1   Form of Authorization Form..................................................................

      99.2   Form of Request for Waiver Form.............................................................

      99.3   Form of Broker and Nominee Form.............................................................

      99.4   Form of Direct Registration Transfer Instruction Form.......................................

------------------------

(1) Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed with the Commission on January 16, 1998.